Exhibit 10.6

AGREEMENT FOR PURCHASE AND SALE OF 51% OF STOCK OF TRANSNAFTA CENTER

This Agreement is made in Almaty, Kazakhstan on 18 June 2005 among:

A.

The undersigned individuals and/or entities (“Sellers”) who are shareholders in TransNafta Center (the “Company”), a legal entity established and existing under the laws of the Republic of Kazakhstan, re-registration certificate No. 14777-1901-AO issued 24 October 2003 by the Justice Management of Almaty City represented by its President Mr. Aibulat K. Zhakupov, acting on the basis of its Charter;

B.

The Sahara Group, Inc. (“Sahara Group:), a Delaware (U.S.A.) corporation, represented by its President, Rusbek Bisultanov, acting on the basis of its Charter, and

C.

Firecreek Petroleum, Inc. (“Firecreek”), a Delaware (U.S.A.) corporation, represented by its President, John R. Taylor, acting on the basis of its Charter.

Hereinafter collectively referred to as the “Parties” and each separately as a “Party”.

WHEREAS, the Company concluded a contract (the “License”) on exploration of hydrocarbons on the Kamenkovskiy site located at West – Kazakhstan with the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan (Competent Body) #1595 dd. 1 December 2004.

WHEREAS, Sahara Group and Firecreek (“Purchaser”) desire to purchase 51% of all of the shares of stock of the Company from Seller.

WHEREAS, the Company and Sahara Group agreed in a previous agreement titled “Preliminary Agreement” (“Preliminary Agreement”), concluded 9 June 2005, that (1) the party purchasing the shares would provide to the Company financing aimed to performance of the Minimal Work Program under the License, as well as to start the activity for exploration of oil at the Kamenkovskiy site; (2) the party purchasing the shares would pay to the seller of the shares 10 0000 000,00 (ten million) U.S. dollars for the shares; (3) the party purchasing the shares would pay a subscription bonus of 12 000 000,00 (twelve million) U.S. dollars; and (4) the party selling the share would provide 51% of all voting shares of the Company.

WHEREAS, this Agreement supersedes and replaces in its entirety the Preliminary Agreement.

THEREFORE, the Parties agree as follows:

1.

SUBJECT OF THE AGREEMENT. Purchaser agrees to purchase, and Sellers agree to sell to Purchaser, fifty-one percent (51%) of all of the shares of the Company (the “Transferred Shares”), free and clear of any encumbrances or third party rights and with all rights attaching thereto, on the terms and conditions of this Agreement. Each Seller owns the Transferred Shares stated under such Seller’s signature to this Agreement. The Parties constituting Purchaser may determine between them at their discretion the portion of the Transferred Shares that each shall purchase. The Party or Parties purchasing the Transferred Shares will provide to the Company the financing for performing the Minimal Work Program under the License and commencing exploration activity for oil at the Kamenkovskiy site.

2.

PRICE. The purchase price for the Transferred Shares (the “Purchase Price”) is 10 000 000,00 (ten million U.S. dollars), payable by bank transfer to the bank accounts of Sellers as designated by them. Each Seller will receive its pro rata share of the Purchase Price based on such Sellers’ relative ownership of the Transferred Shares compared to all Sellers. The Purchase Price includes all taxes, duties and other charges payable by Sellers. In addition, Purchaser shall pay a signing bonus of 12 000 000,00 (twelve million) U.S. dollars to the government of Kazakhstan.

3.

PRELIMINARY CONDITIONS TO SALE. The obligation of Purchaser to purchase from Sellers the Transferred Shares in accordance with this Agreement arises on fulfillment (to the complete satisfaction of Purchaser) of each of the following conditions precedent (which the Parties will seek to fulfill as soon as reasonably possible):

(a)

each Seller who is an individual, and who has rights in any of the Transferred Shares owned by such Seller, has provided to Purchaser written consent to the sale of the Shares owned by such Seller;

(b)

receipt by Purchaser of any consent required by any governmental authority to such sale, if applicable;

(c)

completion of legal and financial due diligence to the complete satisfaction of Purchaser;

(d)

accomplishment of all requirements of laws and regulations, including registration of the Transferred Shares, required to complete the sale and purchase;

(e)

no material adverse change has occurred to the business and operations of the Company; and

(f)

no breach of Sellers’ representations has occurred.

4.

COMPLETION. The purchase and sale of the Transferred Shares shall take place at the offices of Purchaser’s legal counsel in Almaty, Kazakhstan on 15 August 2005, or such other date as shall be notified by Purchaser to Sellers. At Completion Purchaser shall check the fulfillment of all conditions precedent listed in Clause 3 of this Agreement. If Purchaser (in its sole discretion) decides that all conditions have been fulfilled in full and proper manner (or Purchaser has waived their fulfillment), then the following events shall take place:

(a)

the Parties will sign and send to the Company a notification on the transfer of the Transferred Shares;

(b)

Sellers will deliver to Purchaser certified copies and originals of notifications and consents referred to in Clause 3 of this Agreement;

(c)

the shareholders (general participants) of the Company will hold a meeting of the Company approving a new version of the Charter of the Company if required, indicating Purchaser as the owner of the Transferred Shares, and instructing the new General Director of the Company to take all steps required to register the new Charter;

(d)

the applicable constituent documents of the Company will be modified to indicate that Purchaser is the owner of the Transferred Shares;

(e)

payment will  be made of the Purchase Price in accordance with Clause 2 of this Agreement;

(f)

the current directors and officers of the Company will execute a document in form satisfactory to Purchaser acknowledging that there are no outstanding claims against the Company, and if and to the extent required by Purchaser changing bank accounts of the Company, revoking powers of attorney in respect of the Company, and resigning offices with the Company;

(g)

the shareholders of the Company as then existing will appoint new directors of the Company acceptable to Purchaser, and such directors will appoint officers of the Company acceptable to Purchaser;

(h)

the directors of the Company shall adopt resolutions implementing policies and procedures governing exploration, development, production and marketing activities which are in conformity with international good oil field practices and operating agreements and acceptable to Purchaser, and which cannot be modified thereafter without unanimous consent of the directors; and

(i)

such other documents will be executed as are required by law or regulation or are customarily required in connection with closings of the purchase and sale of stock.

5.

REPRESENTATIONS, COMPENSATION. Each Seller makes the guarantees and representations set forth in Schedule 1 to this Agreement (which constitutes an integral part of this Agreement), and agrees (jointly and severally) to compensate Purchaser for any breach or inaccuracy in such guarantees or representations.

6.

COVENANTS PRIOR TO COMPLETION. Sellers shall ensure that prior to Completion the following covenants are complied with:

(a)

in the process of commercial activity of the Company, Sellers assume the obligation to take all necessary actions dependent on them in accordance with applicable law, and also take all measures to guarantee that the Company maintains the License in effect;

(b)

Sellers shall not (and shall ensure that the Company shall not) carry out any transactions other than in the ordinary course of business of the Company;

(c)

Sellers shall not enter into any discussions with any other person in relation to the possible sale of their ownership interests in the Company, and shall not grant any rights that might conflict with the rights of Purchaser hereunder;

(d)

Sellers shall not permit any changes in the participations in the charter capital of the Company, nor any dividends or other distributions from the Company; and

(e)

Purchaser and its professional advisers shall have full access to all relevant documents, information and personnel (including site visits) to enable them to carry out the due diligence contemplated in Clause 3 of this Agreement.

7.

MISCELLANEOUS.

(a)

It is intended and approved that each Purchaser Party acquiring Transferred Shares will assign its rights under this Agreement to a Kazakhstan subsidiary formed by such Party. Each such Party will notify Sellers of such assignment when made.

(b)

Notices or other communications under this Agreement shall be properly served if delivered by hand or sent by fax (as demonstrated by confirmation of successful fax transmission) to the address or fax number set out in Clause 8 of this Agreement, or sent by any other means reasonably contemplated to result in delivery within one business day.

(c)

This Agreement is executed in Russian and English. In the event of inconsistency between the Russian and English text, the Russian shall prevail.

(d)

Sellers shall perform all further acts, and execute and deliver all further documents, as Purchaser may reasonably require, to give effect to this Agreement and the sale of the Transferred Shares.

(e)

Each of the Parties will keep confidential the terms of this Agreement and any information about the Transferred Shares disclosed to it under this Agreement, save that (i) each Party may disclose these to its professional advisers, affiliates, agents and banks and potential lenders, and to satisfy governmental requirements, and (ii) Purchaser may disclose these to its assignee.

(f)

Each of the Parties shall bear its own costs and expenses in relation to the implementation of this Agreement.

(g)

This Agreement may be terminated by Purchaser (by notice to Sellers) without any liability, if (i) Completion has not occurred by 15 September 2005; or (ii) prior to Completion, any of the guarantees and representations set out in Schedule 1 to this Agreement are incorrect or untrue or there is any breach of Sellers’ covenants in Clause 6 of this Agreement. Termination by Purchaser is without prejudice to any remedies of Purchaser arising prior to such termination.

(h)

Within 10 days after the date of this Agreement, Sellers shall cause the Company to provide to Purchaser a proposed work program covering the reprocessing of existing seismic and the collection of new 2-D and 3-D seismic in preparation of the drilling of the first two above-salt wells. Sellers will also cause the Company to provide to Purchaser, at the same time, copies of existing seismic on CD’s for additional reprocessing interpretation. Copies of the new interpretation will be provided to Sellers and the Company upon receipt thereof by Purchaser.

(i)

This Agreement and the rights and obligation arising under it will be governed and interpreted in accordance with Kazakhstan law. All disputes under this Agreement will be resolved in any court of common jurisdiction.

(j)

This Agreement may be executed in multiple counterparts and by electronic or fax signatures.

(k)

This Agreement is subject to the approval of the board of directors of each Party that is not an individual, such approval being required to be given in writing within 10 days after the date of this Agreement.

(l)

The right to change the directors and officers of the Company, and the deciding of organizational questions, shall not be exercised until all of the payments required under Clause 2 have been paid in full.

8.

ADDRESSES AND DETAILS OF THE PARTIES.

Total shares being sold by Sellers are 51% of Company, as indicated under signatures below.

Sellers:

Aibulat Zhakupov

Shares:

He owns 25% of all of the shares of the Company; he is selling

12.75% of the shares of the Company

Legal address:

Fax:

Akzhan Abelginov

Shares:

He owns 24% of all of the shares of the Company; he is selling

12.75% of the shares of the Company

Legal address:

Fax:

“ZAO Transnafta” in Russian Federation

By:

Akzhan Abelginov, Authorized Signatory

Being authorized to sell up to 25.5% of the stock in the Company on behalf of ZAO Transnafta

Shares:

It owns 51% of the shares of the Company; it is selling

25.5% of the shares of the Company

Legal address:

Fax:

Purchaser(s):

The Sahara Group, Inc.

Signed by:

 /s/ Rusbek Bisultanov

Rusbek Bisultanov, President

Legal Address:

6777 Camp Bowie, Suite 332

Fort Worth, Texas, USA 76116

Firecreek Petroleum, Inc.

By:

/s/ John R. Taylor

John R. Taylor, President

Legal Address:

6777 Camp Bowie, Suite 332

Fort Worth, Texas, USA 76116

WAIVER AND CONSENT:

The Company waives any and all rights to purchase the Transferred Shares, consent to the sale and purchase of the Transferred Shares, and agrees that all conditions of the foundation / constituent documents of the Company relating to such sale and purchase have been and will be complied with by compliance with the above Agreement or are hereby waived. The Company agrees that the Preliminary Agreement is terminated and superseded by this Agreement.

TransNafta Center

By:

Name:

Title:

SCHEDULE 1: REPRESENTATIONS

(a)

Sellers have full rights and are duly authorized to assume the obligations to conclude this Agreement and to sell the participatory interests owned by them; that all necessary consents for the transfer of the Transferred Shares have been obtained; that Sellers have the right to transfer the Transferred Shares owned by them to the Purchaser and such a transfer will not breach any obligations of Sellers to third parties and will not contravene the obligations of Sellers established by applicable law.

(b)

The Transferred Shares are fully paid up and not under arrest, not impaired by a pledge or any other rights of third parties. There exists no order or other measures that would preclude the sale of the Transferred Shares.

(c)

No person has pre-emptive rights in relation to the acquisition of the Transferred Shares.

(d)

The Company is a joint stock company duly registered under Kazakhstan law. It has no debts and liabilities (other than specified disclosed debts and liabilities). There is no threatened, pending or actual litigation or other proceeding against the Company. The Company is not bound by any contractual obligation other than by contracts entered into in the ordinary course of business. The Company has paid all tax due, and has no outstanding tax liabilities.

(e)

The Company is the registered holder of the License; the License is in full force and effect, and has not been amended or modified; there is no basis for its revocation or suspension or for any fines, penalties or levies in respect of the License. Neither the Sellers nor the Company have received any indication from any governmental authority as to any non-compliance with the terms or requirements of the License or applicable law. All aspects of the work program required by the License have been complied with in the required timeframe.

(f)

All information provided to Purchaser or its professional advisers, including in the course of due diligence, is true and correct and not misleading. All information relevant to a purchaser of the Transferred Shares has been fully disclosed.